INTRICON CORPORATION S-8 POS

Exhibit 5.4

[BLANK ROME LETTERHEAD]

July 26, 2018

IntriCon Corporation

1260 Red Fox Road, Arden Hills, MN

Arden Hills, MN 55112

Gentlemen:

We have acted as counsel to you, IntriCon Corporation, a Pennsylvania corporation (the “Company”), in connection with the preparation of the Post-Effective Amendment (the “Post-Effective Amendment”) to the following Registration Statements on Form S-8 (collectively, the “2006 Registration Statements”): Registration Statement Nos. 333-134256, 333-168586 and 333-181160, which you are filing under the Securities Act of 1933, as amended (the “Act”), with respect to up to 1,020,538 shares of common stock, $1.00 par value, of the Company (the “Shares”), which previously may have been issued under the Company’s 2006 Equity Incentive Plan, the Company’s Non-Employee Directors Stock Option Plan and the Company’s 2001 Stock Option Plan (collectively, the “Old Plans”) and which going forward may be issued under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) to the extent not issued under the Old Plans.

In rendering this opinion, we have examined only the following documents: (i) the Company's Amended and Restated Articles of Incorporation (as amended) and the Company's Amended and Restated Bylaws; (ii) resolutions adopted by the Board of Directors of the Company; (iii) the Post-Effective Amendment; (iv) the 2006 Registration Statements; and (v) the 2015 Plan. We have not performed any independent investigation other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents, and records examined and the genuineness of all signatures. In rendering this opinion we have assumed that 7,146,243 shares of the Company's common stock are outstanding. This opinion is limited to the laws of the Commonwealth of Pennsylvania.

Based upon and subject to the foregoing, we are of the opinion that any Shares issued by the Company pursuant to the 2015 Plan, when sold in the manner and for the consideration contemplated by the 2015 Plan, if any, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Post-Effective Amendment.

Very truly yours,

/s/Blank Rome LLP

BLANK ROME LLP